EXHIBIT 3.31

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MATCH.COM, L.L.C.

This Limited Liability Company Agreement (this “Agreement”) of Match.com, L.L.C. (the “Company”) is entered into by Elicia Acquisition Corp., a Delaware corporation, as sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.                                      Name.  The name of the limited liability company formed hereby is

MATCH.COM, L.L.C.

2.                                      Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                      Registered Agent and Office.  The Company’s registered agent and office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4.                                      Member.  The name and the mailing address of the Member is as follows:

Elicia Acquisition Corp.
8300 Douglas Ave., Suite 800
Dallas, Texas 75225

5.                                      Powers.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.  Kristin Marshall Dye is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.  The Member shall have the ability to execute contracts and deliver instruments binding upon the Company.

6.                                      Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the fiftieth anniversary of the date hereof, (b) the written act of the Member or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

7.                                      Capital Contributions.  The Member shall not be obligated to contribute capital to the Company, but may make capital contributions from time to time.

8.                                      Distributions.  Distributions shall be made to the Member in such amounts as shall be determined by the Member after the payment of expenses, liabilities and other obligations of the Company.

9.                                      Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company by the Member.

10.                               Liability of Members.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

11.                               Indemnification of Member.  To the fullest extent permitted by applicable law, the Member and its employees, agents, affiliates and assigns shall be entitled to indemnification from the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred by this Agreement.

12.                               Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 25th day of June, 2007.

ELICIA ACQUISITION CORP.
a Delaware Corporation

By:
Name:	Kristin Marshall Dye
Title:	General Counsel and Secretary